JUNIOR SUBORDINATED NOTE PURCHASE AGREEMENT

JUNIOR SUBORDINATED NOTE PURCHASE AGREEMENT, dated as of September 29, 2005 (this “Agreement”), between Deerfield Triarc Capital LLC, a Delaware limited liability company (the “Company”), and Deerfield Triarc Capital Trust I, a statutory trust created under the laws of the State of Delaware (the “Trust”), relating to the Junior Subordinated Notes due October 30, 2035 (the “Junior Subordinated Notes”), issuable pursuant to an Indenture, dated as of September 29, 2005 (the “Indenture”), between the Company and JPMorgan Chase Bank, National Association, as Indenture Trustee. Capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed thereto in the Purchase Agreement (as defined below).

WHEREAS, the Company, the Guarantor, the Trust and the Purchasers named therein have entered into Purchase Agreements, dated September 29, 2005 (the “Purchase Agreements”), in connection with the issuance and sale of Preferred Securities (liquidation amount of $1,000 per security) (the “Preferred Securities”) by the Trust; and

WHEREAS, the Company and the Trust have entered into a Common Securities Subscription Agreement, dated September 29, 2005 (the “Common Securities Subscription Agreement”), in connection with the issuance and sale of common securities (liquidation amount of $1,000 per security) (the “Common Securities”) by the Trust; and

WHEREAS, in connection with the Purchase Agreements and the Common Securities Subscription Agreement and the issuance and sale of the Preferred Securities and Common Securities pursuant thereto, the Trust desires to purchase from the Company, and the Company desires to sell to the Trust, all of the Junior Subordinated Notes.

NOW, THEREFORE, in consideration of the foregoing premises and the conditions and agreements hereinafter set forth, the parties hereto agree as follows:

1.            The Trust hereby subscribes for and offers to purchase from the Company, and the Company hereby accepts such offer and agrees to issue and sell to the Trust, contemporaneous with the Closing Date, Fifty One Million Five Hundred Fifty Thousand ($51,550,000) aggregate principal amount of Junior Subordinated Notes, in consideration of the payment on or before the date hereof of Fifty One Million Five Hundred Fifty Thousand ($51,550,000) in immediately available funds.

2.            The Company represents and warrants that the Junior Subordinated Notes have been duly authorized and executed by the Company, and, when duly authenticated and delivered to the Trust in accordance with the terms hereof and of the Indenture, will constitute the legal, valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

3.            This Agreement shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles of said State other than Section 5-1401 of the New York General Obligations Law.

4.            This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Debenture Subscription Agreement to be duly executed as of the date first written above.

Deerfield Triarc Capital LLC

By:	/s/ Robert E. Armour
Name:	Robert E. Armour
Title:	CFO

Deerfield Triarc Capital Trust I

By:	/s/ Robert E. Armour
Name:	Robert E. Armour
Title:	Administrative Trustee

By:	/s/ Robert C. Grien
Name:	Robert C. Grien
Title:	Administrative Trustee